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Exhibit 99.1

                                [GRAPHIC OMITTED]

                            NEOSE TECHNOLOGIES, INC.
      102 Witmer Road, Horsham, PA 19044   215.441.5890   fax:215.441.5896
                   email: info@neose.com    www.neose.com
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                              FOR IMMEDIATE RELEASE

      Neose Agreement with Bristol-Myers Squibb for Cancer Vaccine Programs
                       Amended and Assigned to Progenics

Horsham, PA, May 18, 2001 -- Neose Technologies, Inc. (Nasdaq NM: NTEC) announced today that its Research and Development Agreement with Bristol-Myers Squibb Company (NYSE: BMY) has been amended and assigned by Bristol-Myers Squibb to Progenics Pharmaceuticals, Inc. (Nasdaq NM: PGNX), in connection with Progenics' recently announced re-acquisition of development and marketing rights from Bristol-Myers Squibb of two cancer vaccine programs.

Under the amended agreement, Progenics has the right to negotiate with Neose for the supply of two gangliosides for use as the active pharmaceutical ingredients in the cancer vaccines. Under the terms of the original agreement, Neose was developing proprietary technologies to enable cGMP manufacturing of these gangliosides. On May 15, 2001, Progenics announced the initiation of a Phase III clinical trial with the most advanced of these vaccines to prevent the relapse of malignant melanoma.

Neose develops proprietary technologies for the synthesis and manufacture of complex carbohydrates. The Company uses its broad technology platform in the following programs: GlycoAdvance uses our innovative technologies to address the problems of incomplete or incorrect glycosylation encountered in the manufacture of recombinant glycoproteins; GlycoTherapeutics uses our technology platform to develop and produce novel carbohydrate-based therapeutics; and GlycoActives uses our technology platform to develop and produce novel carbohydrate-based food ingredients.
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CONTACTS:

Neose Technologies, Inc.                        Adam Friedman Associates LLC

P. Sherrill Neff                                Adam Friedman

President and Chief Operating Officer           President

A. Brian Davis                                  (212) 981-2529

Director, Finance                               E-mail: ntec@adam-friedman.com
                                                        ----------------------
(215) 441-5890

E-mail: info@neose.com                          The Redstone Group, LLC

                                                Jason Rubin

                                                (610) 941-2741



For more information, please visit www.neose.com.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: Statements in this press release that are not historical facts are "forward-looking statements" that involve risks and uncertainties. For a more detailed discussion of these risks and uncertainties, any of which could cause the Company's actual results to differ from those contained in any forward-looking statement, see the "Risk Factors" section of Item 1 of the Company's Annual Report on Form 10-K for the year ended December 31, 2000.